EXHIBIT 6

                                     CREDITOR TRUST AGREEMENT

This Creditor Trust Agreement dated as of August __, 1996, by and between Radius, Inc., a California corporation ("Radius"), and the Unofficial Unsecured Creditors' Committee of Radius and their successors ("Creditors' Committee") and is based upon the following:

A. Radius and the Creditors' Committee have entered into an agreement in principle, as set forth in those certain documents entitled "Term Sheet" and Addendum to Term Sheet, copies of which are attached hereto and incorporated herein by reference (the "Term Sheet"). Any capitalized term not defined herein shall have the same meaning as defined in the Term Sheet. In the event of any inconsistency between the Term Sheet and this Creditor Trust Agreement, as between the parties hereto, this Creditor Trust Agreement shall control.

B. The Term Sheet provides that substantially all of the unsecured creditors of Radius, including the members of the Creditors' Committee, will exchange certain of their claims against Radius into Radius' common stock, upon the terms and conditions set forth in the Term Sheet. The plan of recapitalization of Radius set forth in the Term Sheet shall be referred to herein as the "Plan".

C. The Plan contemplates the creation of a Creditor Trust into which all of the Major Creditors and the members of the Convenience Class electing to convert their debt into common stock ("Creditors") shall allow the portion of their shares attributable to their disputed claims to be held by a Creditors' Trust until the disputed claims are resolved. The shares of said common stock to be so deposited shall be referred to herein as the "Stock".

NOW, THEREFORE, in consideration of the premises and of the acceptance by the Trustees of the Creditor Trust hereby created and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Radius and the Committee do hereby agree that the Stock and any other trust assets shall be held, administered and distributed as follows:

                                        ARTICLE I.
                         APPOINTMENT OF TRUSTEES OF CREDITOR TRUST

__________________ of ___________________ and ____________ or ______________ are
hereby appointed as the trustees of the Creditor Trust. The Creditors' Committee shall be empowered to replace any trustee(s) of the Creditor Trust who resigns, is removed or is unable to serve as provided ARTICLE IV herein.

                                               ARTICLE II.

            CREATION OF CREDITOR TRUST AND CONTRIBUTION OF STOCK.

By execution of this Creditor Trust Agreement Radius and the Creditors' Committee hereby create the Creditor Trust. Upon the Closing of conversion of claims into Stock, pursuant to the Plan, Radius shall issue to the Creditor Trust the Stock which is required by the Plan to be issued to those of the Creditors who have claims which are disputed in whole or in part. Said shares shall be held by the Trustees in trust for the uses and purposes and on the terms and conditions set forth herein and as set forth in the Plan. By execution of this Creditor Trust Agreement, the Trustees hereby accept all of the Stock and agree to hold, administer and distribute the Stock as provided in the Plan and this Creditor Trust Agreement. Radius and the Creditors' Committee shall execute, acknowledge and deliver such documents and do such further acts as the Trustees shall deem necessary to effect the aforesaid transfer of rights and powers under this Creditor Trust Agreement. Radius shall, from time to time, deposit such sums as are necessary to pay the expenses of the Trustee incurred in administering the Trust.

                                      ARTICLE III.

                         RESPONSIBILITIES AND POWERS OF THE TRUSTEES

A.Rights, Powers and Responsibilities of the Trustees. The Trustees shall have all of the rights and powers and shall perform all the functions and duties set forth in the Plan and this Creditor Trust Agreement, and such duties and functions that are necessary to the proper performance of their duties as set forth herein, which rights, powers, functions and duties shall include, without limitation, the following:

     1. subject to any limitations set forth in the Plan, the right and power to vote the Stock in accordance with instructions as follows:

     (a) as to any particular shares of the Stock, in accordance with the instructions given by the Creditor for whose benefit the shares are held;

(b) in the absence of instructions given by the Creditor for whose benefit the shares are held or in the case of Stock held in respect of a disputed claim, in accordance with the instructions given by the Creditors' Committee;

(c) in the absence of instructions given by the Creditor for whose benefit the shares are held or the Creditors' Committee, as the Trustees shall, in their absolute discretion, believe is in the best interest of the Creditor for whose benefit the shares are held or the Creditors entitled to said shares upon resolution of any disputed claim;

2.subject to any limitations set forth in the Plan, the right and power to employ, retain or replace such professionals as the Trustees may deem necessary and appropriate;

3.the right to incur and pay out of the Trust Assets, without prior court approval, such expenses as may be reasonable and appropriate in carrying out the Trustees' duties and responsibilities hereunder at a rate not to exceed, in the aggregate, the sum of $1,000 per month without the approval of the Creditors' Committee, plus such additional expenses as may be agreed upon by the Trustees and the Creditors' Committee;

4.the power and the duty to make distributions of the Stock from the Creditor Trust in accordance with the provisions of the Plan and Creditor Trust Agreement;

5.such other rights, powers, functions and duties as may be set forth in this Creditor Trust Agreement or the Plan, which rights, powers, functions and duties shall include (i) the maintenance and administration of bank and other investment accounts, (ii) the calculation and implementation of distributions of Stock from the Creditor Trust in accordance with the Plan and the Creditor Trust Agreement unless instructed by Radius and the Creditors' Committee, (iii) the investment of any cash on deposit in the Trust in accordance with the restrictions placed on such investments by the Plan or applicable law, and (iv) the ability to liquidate shares of stock which the Trustees hold in trust if, in the exercise of their discretion, the Trustees determine that cashing a creditor or group of creditors out is in the best interest of the estate and remaining creditors; and

6.such other rights, powers, functions and duties as may be necessary and appropriate for the Trustees to accomplish the purposes for which they were appointed hereunder or such other responsibilities and obligations as may be vested in the Creditor Trust or the Trustees, as they may assume pursuant to court order or that are vested in the Trustees pursuant to the Plan.

7. Notwithstanding anything contained herein to the contrary, the Trustees shall be authorized to expend any such sums they deem necessary in the execution of this agreement, however the Trustees shall not, without the express prior written consent of Radius, commit to expenditures that it expects Radius to either fund or reimburse it for.

B.Records. The Trustees shall maintain accurate books and records concerning the Trust Assets in accordance with generally accepted accounting principles consistently applied, to the extent applicable. The Trustees shall maintain a record of all distributions from the Trust. The Trustees shall grant the Creditors' Committee or its representatives or any other party in interest, access to the books and records of the Creditor Trust during normal business hours of the Trustees as often as requested.

1. Reporting Requirements. The Trustees shall periodically, but not less than once per calendar quarter, apprise the Creditors' Committee of any developments that they consider significant during the administration of the Trust. The Creditors' Committee shall have the right to request, and the Trustees shall be obliged to provide, not more than once every 30 days, a written report on the status of all active matters affecting the Creditor Trust. The Trustees also shall annually provide all information reasonably available to the Trustees which is reasonably necessary for the preparation of appropriate tax returns.

2. Maintenance of Records; Information to be Supplied to Trustees. At all times until the termination of the Creditor Trust, Radius shall maintain all of the books and records of Radius in good and readable condition, and promptly provide the Trustees with all documents and information which the Trustees determine, in their sole discretion, to be necessary to effectuate the purpose of the Plan or this Creditor Trust Agreement.

C. Reliance by Third Parties on Trustees' Authority. No person or Entity (as those terms are defined in 11 U.S.C. ss. 101) dealing with the Trustees with reference to the trust assets, if acting in good faith, shall be required to ascertain the authority of the Trustees nor to see to the performance by the Trustees of any of the provisions hereof, nor be responsible in any way for the proper application of funds or properties paid or delivered to the Trustees, but, if acting in good faith, may deal with the Trustees as though the Trustees were the unconditional owner of the trust assets.

D. Delegation of Powers and Employment of Counsel. The Trustees shall be entitled to delegate such authority to their employees and agents and employ such professionals as the Trustees shall reasonably deem necessary to perform their duties under this Creditor Trust Agreement and the Plan.

     E. Disputes. The reconciliation of the claims of the Creditors and the determination of which claims should be allowed and which claims should be disputed shall be made by Radius, with the concurrence of the Creditors' Committee, as provided by the Plan. The Trustees shall take direction from the Creditors' Committee, concerning which claims are allowed and which are disputed. In the event that there are claims which are disputed in part, then in that event the Trustees shall make a distribution of so much of the Stock then available as to which no dispute or controversy exists and shall be protected in holding the amounts of Stock as to which a dispute or controversy exists pending a determination as to resolution in respect of the amount in dispute by adjudication by the appropriate Court or otherwise. In the event that Radius recommends, and the Creditors' Committee concurs, that a reserve is no longer necessary for a party claiming any shares, the Trustees may elect to distribute the previously reserved shares pro-rata to those creditors participating in the debt to equity conversion, at such time as the Trustees deem prudent.

                                       ARTICLE IV.

                           TERMINATION, SUCCESSION AND DISSOLUTION

A. Resignation, Death or Removal of the Trustees; Termination and Succession. The Trustees, or either of them, may resign at any time upon thirty (30) days' prior written notice to the Creditors' Committee, and the Creditors' Committee may terminate the tenure of the Trustees, or either of them, for cause upon thirty (30) days' prior written notice to the Trustees. In the event of any such removal or resignation, or in the event of death or incapacity of the Trustees, or either of them, the Creditors' Committee may appoint a new Trustee(s), subject to any requirement that the appointment of such Trustee(s) be approved by any Court. In the event that the Creditors' Committee fails to appoint a new Trustee(s) within thirty (30) days after service of the notice of their death, resignation or removal, the Trustees or a representative of their estate may do so. No successor Trustee(s) hereunder shall in any event have any liability or responsibility for the acts or omissions of any of their predecessors. Every successor Trustee appointed pursuant hereto shall execute, acknowledge and deliver to his predecessor, to the Creditors' Committee and to the appropriate Court if required, an instrument in writing accepting such appointment hereunder, and thereupon such successor Trustee without any further act, deed or conveyance shall become fully vested with all of the estates, properties, rights, powers, trusts, duties, responsibilities and obligations of his predecessor. Should any instrument in writing from a prior Trustee be required to more fully and certainly vest in such successor Trustee(s) the estates, rights, titles, powers and duties hereby vested, any and all such instruments shall, on request of the successor Trustee(s), be executed, acknowledged and delivered by the predecessor Trustee, his executor or administrator. The Creditors' Committee shall serve written notice of any such termination, removal, resignation or death of the Trustees upon Radius and (if required) the U.S. Trustee, along with notice of the appointment of any successor Trustee and of the name, address and telephone number of such successor Trustees.

B. Termination Date and Dissolution of Trust. After all trust assets have been fully administered and distributed, the Trustees, upon notice to Radius and the Creditors' Committee, shall certify that all conditions precedent to the termination of the Trust have been satisfied or waived. Thereupon, (subject to any necessary court approval required) the Creditor Trust shall be dissolved and the Trustees shall be discharged of their duties.

                                ARTICLE V.

           COMPENSATION AND PROTECTION AFFORDED TO THE TRUSTEES

     A. Compensation. The Trustees shall receive reasonable compensation for their services hereunder (the "Trustees' Compensation") as may be mutually agreed upon between the Trustees, Radius and the Creditors' Committee.

B. Limitation of Liability of Trustees. The Trustees may serve without bond. Neither the Trustees, the Creditors' Committee nor any of the agents, representatives, employees or professionals of either the Trustees or the Creditors' Committee shall be liable to Radius or any Creditor for any delay in the distribution of the Stock to a Creditor, any change in the market price of said Stock occurring during such delay, or any error of judgment made in good faith other than as a result of gross negligence, willful misconduct, or fraud. The Trustees shall not be liable for any action taken or omitted in good faith and believed by them to be authorized within the discretion or rights or powers conferred upon them by this Creditor Trust Agreement, or the Plan. The Trustees make no representations as to the value or condition of the Stock, trust assets or any part thereof, or as to the security or protection afforded by this Creditor Trust Agreement, or as to the validity, execution (except their own execution), enforceability, legality or sufficiency of this Creditor Trust
Agreement, and the Trustees shall incur no liability or responsibility with respect to such matters. In performing their duties hereunder, the Trustees may consult with counsel selected by them, at the expense of the Trust, and shall have no liability for any action taken upon the advice of such counsel. None of the provisions of this Creditor Trust Agreement shall require the Trustees to expend or risk their own funds or otherwise incur personal financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights and powers. The Trustees may rely without inquiry upon any writing delivered to them hereunder which they believe in good faith to be genuine and to have been given by a proper person. Further, in accepting the Trust hereby created, the Trustees shall act solely as trustee hereunder, and all persons having any claim against the Trustees as allowed by this Section in connection with their performance of their rights, powers and duties as such Trustees shall look only to the trust assets for payment or satisfaction thereof.

     C. Limitation of Liability of Radius and Creditors' Committee. Neither Radius nor the Creditors' Committee, nor any of their agents, representatives, successors or assigns, shall be liable for actions of the Trustees pursuant to this Creditor Trust Agreement.
     D. Insurance. As further protection for the Trustees and any of the agents, representatives, employees or professionals of the Trustees or the Creditors' Committee (the "Insured Parties"), Radius shall obtain and maintain in force a policy of insurance insuring the Insured Parties against any claim by any person based upon alleged liability for any actions or omissions as described in
Article V.B. above.

E. No Other Third Party Beneficiary. This Creditor Trust Agreement is entered into for the sole and exclusive benefit of Radius and each of the Creditors and the successors, designees and assigns of the foregoing persons, and other than the foregoing persons; no other person shall have any rights hereunder.

                                        ARTICLE VI.

                                     MISCELLANEOUS



     A. Successors and Assigns. This Creditor Trust Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and assigns.

B. Savings Clause. In the event any clause, provision or provisions hereof prove to be or are judged to be invalid for any reasons, such invalid or void clause, provision or provisions shall not affect the whole of this instrument, but the balance of the provisions hereof shall remain operative and shall be carried into effect insofar as legally possible.

     C. Articles and Section Headings. Article and section headings herein are for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

     D. Governing Law. This Creditor Trust Agreement shall be construed in accordance with and governed by the laws of the State of California, and in the event of a filing of a petition in bankruptcy, the United States Bankruptcy Code.

IN WITNESS WHEREOF, Radius and the Creditors' Committee have executed this Creditor Trust Agreement as of the date first hereinabove written.

RADIUS, INC.,
a California corporation


By:___________________________
    Charles Berger, President


THE UNOFFICIAL CREDITORS COMMITTEE
  OF RADIUS, INC.


MITSUBISHI ELECTRONICS AMERICA                                SCI SYSTEMS



by ____________________________                      by __________________
Carl Carlson, Co-Chairman           Michael Ledbetter, Co-Chairman

AVNET EMG MANUFACTURERS' SERVICES LTD.
by ____________________________                      by __________________
        Dennis E. Losik                                Rick Bettes


MITSUBISHI INTERNATIONAL
         QUANTUM ELECTRONICS


by ____________________________                    by ________________________
Takahiro Kitamoto                                        Aimee Takamoto



The undersigned hereby accept appointment as Trustees and agree to be bound by the foregoing provisions of this Creditor Trust Agreement and to hold any property transferred to the undersigned pursuant to the terms of the Creditor Trust Agreement.